Free Writing Prospectus pursuant to Rule 433 dated November 10, 2025 / Registration Statement No. 333-284538 STRUCTURED INVESTMENTS Opportunities in International Equities GS Finance Corp.

Auto-Callable Dual Directional Buffered PLUS Based on the Value of the EURO STOXX 50® Index due December 2, 2027

Principal at Risk Securities

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated November 10, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying index:	EURO STOXX 50® Index (current Bloomberg symbol: “SX5E Index”)
Pricing date:	expected to price on or about November 28, 2025
Original issue date:	expected to be December 3, 2025
Call observation date:	expected to be December 7, 2026
Call payment date:	expected to be December 10, 2026
Valuation date:	expected to be November 29, 2027
Stated maturity date:	expected to be December 2, 2027
Automatic call feature:

if, as measured on the call observation date, the index closing value is greater than or equal to the initial index value, your securities will be automatically called and you will receive for each $1,000 principal amount an amount in cash equal to at least $1,098.50 (set on the pricing date). No payments will be made after the call payment date.

Payment at maturity (for each $1,000 stated principal amount of your securities):
•
if the final index value is greater than the initial index value, the sum of (i) $1,000 plus (ii) the leveraged upside payment;
•
if the final index value is equal to or less than the initial index value, but has decreased from the initial index value by an amount less than or equal to the buffer amount, the sum of (i) $1,000 plus (ii) the product of $1,000 times the absolute index return; or
•
if the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount, the sum of (i) $100 plus (ii) the product of (a) $1,000 times (b) the index performance factor

This amount will be less than the stated principal amount of $1,000. The securities will not pay less than $100 per security at maturity.

Leveraged upside payment:	$1,000 × leverage factor × index percent change
Leverage factor:	150.00%
Minimum payment at maturity:	$100 per security (10.00% of the stated principal amount)
Index percent change:	(final index value - initial index value) / initial index value
Absolute index return:	the absolute value of the index percent change. For example, a -5% index percent change will result in a +5% absolute index return.
Initial index value:	, which is the index closing value on the pricing date
Final index value:	the index closing value on the valuation date
Buffer amount:	10.00%
Index performance factor:	final index value / initial index value

CUSIP / ISIN:	40058QYR4 / US40058QYR46
Estimated value range:	$905 to $965 (which is less than the original issue price; see the accompanying preliminary pricing supplement)

Payment on the Call Payment Date*

If your securities are automatically called on the call observation date (i.e., on the call observation date the index closing value is equal to or greater than the initial index value), the cash payment that we would deliver for each $1,000 principal amount of your securities on the call payment date would be $1,098.50. If, for example, the index closing value on the call observation date was determined to be 125.00% of the initial index value, your securities would be automatically called and the cash payment that we would deliver on your securities on the call payment date would be 109.85% of the principal amount of your securities or $1,098.50 for each $1,000 of securities. No further payments would be made on the securities following an automatic call. You will not participate in any appreciation of the underlying index.

* assumes the amount payable on the call payment date if the securities are automatically called will be equal to $1,098.50.
Hypothetical Payment Amount At Maturity
The Securities Have Not Been Automatically Called
Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
200.000%	250.000%
150.000%	175.000%
125.000%	137.500%
110.000%	115.000%
105.000%	107.500%
100.000%	100.000%
99.000%	101.000%
95.000%	105.000%
90.000%	110.000%
89.999%	99.999%
60.000%	70.000%
50.000%	60.000%
30.000%	40.000%
25.000%	35.000%
0.000%	10.000%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.

About Your Securities

The amount that you will be paid on your securities is based on the performance of the EURO STOXX 50® Index. The securities may be automatically called on the call observation date.

Your securities will be automatically called if the index closing value on the call observation date is greater than or equal to the initial index value, resulting in a payment on the call payment date equal to at least $1,098.50 (set on the pricing date). No payments will be made after the call payment date.

At maturity, if not previously called, (i) if the final index value is greater than the initial index value, the return on your securities will be positive and equal to the product of the leverage factor multiplied by the index percent change; (ii) if the final index value is equal to or less than the initial index value but has not decreased by more than the buffer amount, you will receive the principal amount of your securities plus a return reflecting the absolute value of the index percentage change (e.g., if the index percentage change is -5%, your return will be +5%); or (iii) if the final index value has decreased from the initial index value by more than the buffer amount, you will lose 1% for every 1% decline beyond the buffer amount, subject to the minimum payment at maturity.

The securities are for investors who seek a return of at least 10.00% if their securities are automatically called or the potential to earn 150.00% of any positive return of the index or seek a positive return for moderate decreases in the underlying index if their securities are not automatically called, in exchange for the risk of losing up to 90.00% of their investment if the final index value has declined from the initial index value by more than the buffer amount if the securities remain outstanding to maturity.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 46, general terms supplement no. 17,744 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 46, general terms supplement no. 17,744 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 46, general terms supplement no. 17,744 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated November 10, 2025
●
General terms supplement no. 17,744 dated October 20, 2025
●
Underlier supplement no. 46 dated September 22, 2025
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,744, accompanying underlier supplement no. 46, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,744, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 46, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your Securities are linked. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

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You May Lose a Substantial Portion of Your Investment in the Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
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The Amount You Will Receive on the Call Payment Date Will Be Capped
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Your Securities Are Subject to Automatic Redemption
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The Amount You Will Receive on the Call Payment Date or on the Stated Maturity Date is Not Linked to the Index Closing Value at Any Time Other Than on the Call Observation Date or the Valuation Date, as the Case May Be
▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
▪
The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪
Investing in the Securities is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price
▪
If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

Risks Related to Conflicts of Interest

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Other Investors May Not Have the Same Interests as You

Additional Risks Related to the Underlying Index

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An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying Index with Underlying Index Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities

Risks Related to Tax

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Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future
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Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Securities
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,744:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable
▪
Past Performance is No Guide to Future Performance
▪
Your Notes May Not Have an Active Trading Market
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.

▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

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Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
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Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
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Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
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You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
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The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

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Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 46:

Additional Risks Relating to Securities Linked to Underliers that are Equity Indices

▪
If Your Securities Are Linked to an Equity Index, the Policies of the Applicable Underlier Sponsor and Changes that Affect Such Underlier, or the Constituent Indices or Underlier Stocks Comprising Such Underlier, Could Affect the Amount Payable on Your Securities and Their Market Value
▪
If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

Additional Risks Relating to Securities Linked to Underliers Denominated in Foreign Currencies or that Contain Foreign Stocks

▪
If Your Securities Are Linked to Underliers That Are Comprised of Underlier Stocks Which Are Traded in Foreign Currencies But Are Not Adjusted to Reflect Their U.S. Dollar Value, the Return on Your Securities Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

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The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
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An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
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Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

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The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
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The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

For details about the license agreement between the underlying index publisher and the issuer, see “The Underliers – EURO STOXX 50® Index” on page S-35 of the accompanying underlier supplement no. 46.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.